UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
El Pollo Loco Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EL POLLO LOCO HOLDINGS, INC.
3535 Harbor Boulevard, Suite 100
Costa Mesa, CA 92626
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2019
Dear Stockholders of El Pollo Loco Holdings, Inc.:
The 2019 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held on June 4, 2019, at 1:00 p.m. Pacific Time to:
1. Elect three directors to serve until the 2022 annual meeting of stockholders;
2. Ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019; and
3. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2019. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2019: This Notice, the proxy statement, and the 2018 Annual Report on Form 10-K are available at www.proxyvote.com.
Our board of directors has fixed the close of business on April 11, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. On the record date, 38,615,803 shares of common stock were outstanding.
YOUR VOTE IS IMPORTANT. We hope that you will attend. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

/s/ Michael G. Maselli

Michael G. Maselli
Chairman
Costa Mesa, California
April 24, 2019

EL POLLO LOCO HOLDINGS, INC.
3535 Harbor Boulevard, Suite 100
Costa Mesa, CA 92626
PROXY STATEMENT

INTRODUCTION
This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), in connection with the solicitation of proxies on behalf of the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on June 4, 2019, and at any adjournments or postponements thereof.
At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1. Election of three directors to serve until the 2022 annual meeting of stockholders,
2. Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019, and
3. Such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Notice of Annual Meeting, this proxy statement, form of proxy, and our 2018 Annual Report on Form 10-K, are being distributed to stockholders on or about April 24, 2019. Alternatively, you may receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, as well as instructions on how to vote over the internet, via phone, or by mail. If you receive a Notice by mail or electronic mail, you will not receive printed and mailed proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.
Q:    Why are we providing these materials?
A:    These materials are provided to you in connection with our annual meeting, which will take place on June 4, 2019. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.
Q:    What information is contained in this proxy statement?
A:    This proxy statement contains information relating to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
Q:    What proposals will be voted on at the annual meeting?
A:    There are two proposals scheduled to be voted on at the annual meeting:

•	election of three directors to serve until the 2022 annual meeting of stockholders; and

•	ratification of appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019.
We will also consider other business that properly comes before the annual meeting.
Q:    How does the Board recommend that I vote?
A:    The Board recommends that you vote your shares “FOR” the election of each of the Board’s nominees.
The Board recommends that you vote your shares “FOR” the ratification of appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.
Q:    What shares can I vote?
A:    You may vote all shares of common stock that you owned as of the close of business on the record date, April 11, 2019. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held in street name for you as the beneficial owner through a stockbroker, bank, or other nominee.
Q:    What is the difference between being a stockholder of record and a beneficial owner?
A:    Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

Q:    How do I vote?
A:    To vote in advance, follow the instructions on the Notice. To attend and potentially vote at the meeting, visit www.virtualshareholdermeeting.com/LOCO2019, using the 16-digit control number on the Notice or other proxy materials. Even if you plan to attend, we recommend that you vote in advance, in case you change your mind.
Q:    Can I change my vote or revoke my proxy?
A:    Yes, you can change your proxy instructions at any time before the vote at the annual meeting, by:

•	Entering a new vote online,

•	Entering a new vote by telephone,

•	Mailing a written notice of revocation to our Corporate Secretary at our address below,

•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions, or

•	Voting at the annual meeting.
Q:    What constitutes a quorum?
A:    The holders of a majority of our capital stock issued and outstanding as of the record date, present in person (including through online participation) or represented by proxy, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present for the purpose of determining a quorum.
Q:    What is a broker non-vote?
A:    If you hold shares beneficially in street name and do not provide your broker with specific voting instructions, your shares may constitute “broker non-votes.” Brokers may vote these shares on routine matters, such as independent auditor ratification, but not on non-routine matters, such as election of directors. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without your specific instruction. Broker non-votes are counted for quorum purposes but not in counting votes cast for, or entitled to vote on, a proposal.
Q:    What is a proxyholder?
A:    We are designating Laurance Roberts, our Chief Financial Officer, and Edith R. Austin, our Corporate Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will so vote. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxyholders will vote in their discretion for an alternative nominee.
Q:    What does it mean if I receive more than one Notice?
A:    You may receive more than one Notice, if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
Q:    How are votes counted?
A:    Broadridge Financial Solutions, Inc., has been appointed to be the inspector of elections, to act at the meeting, to make a written report thereof, to take charge of the polls, and to make a certificate of the result of the vote taken. We will announce preliminary results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four (4) business days after the end of the annual meeting.
Q:    Is my vote confidential?
A:    Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Q:    Who bears the cost of soliciting votes for the annual meeting?
A:    We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.
Q:    How can I nominate a director or propose an action for next year’s annual meeting?
If a stockholder wishes to submit a nomination or proposal, which will not be included in the Company's proxy materials, for consideration at next year's annual meeting, a written notice of such nomination or proposal must be provided to the Corporate Secretary. In accordance with the advance notice provisions of our bylaws, the written notice must be delivered to, or mailed to and received at, our corporate address (provided below) between February 5, 2020, and March 6, 2020 (i.e., 120 and 90 days before June 4, 2020, the anniversary of the preceding annual meeting, provided that if next year's annual meeting is not scheduled within 25 days of that anniversary (i.e., between May 10, 2020, and June 29, 2020), the notice must be received by the Corporate Secretary no later than 10 days after we provide notice of such alternate meeting date.
To be in proper written form, a notice must provide certain information set forth in our bylaws, dated July 24, 2014, which are freely available online at https://www.sec.gov/Archives/edgar/data/1606366/000119312514332367/d779664dex32.htm
Q:    How can I submit a stockholder proposal in the Company’s proxy materials?
A:    For a stockholder proposal (other than a director nomination) to be included in the Company's proxy materials, you must satisfy both substantive and procedural requirements set forth in SEC Rule 14a-8 (i.e., 17 C.F.R. section 240.14a-8), a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy materials, including proxy statement and proxy card.
In order for a stockholder proposal to be eligible for inclusion in the Company's proxy materials for the 2020 annual meeting, it must be received at our corporate address (provided below) by December 26, 2019 (i.e., not less than 120 days before April 24, 2020, the anniversary of the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting). However, if the date of our 2020 annual meeting has been changed by more than 30 days from the date of our 2019 annual meeting (i.e., if it is not between May 5, 2020, and July 4, 2020), then the deadline is a reasonable time before we begin to print and send our proxy materials.
Q:    Can I recommend director candidates directly to the Nominating and Governance Committee?
A:    Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or internet address below. We will consider them subject to Board needs and candidate qualifications. We recommend that you include information relevant for the committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our bylaws as discussed above, and (iv) a written consent by the candidate to your nomination.
Q:    Can I communicate with the Board?
A:    Yes, any stockholder or other interested party may write to the Board at our address below or online at http://investor.elpolloloco.com/contactboard. Communications will be handled in accordance with the procedures explained on that website.
Q:    What is your corporate address for notice and Board communication purposes?
El Pollo Loco Holdings, Inc.
Attention: Corporate Secretary
3535 Harbor Boulevard, Suite 100
Costa Mesa, CA 92626
(714) 599-5000

Q:    What should I do if my household receives one copy of proxy materials and I need an additional copy?
A:    The Company has adopted a procedure called "householding," which is approved by the SEC and permits the delivery of a single Notice and, if applicable, one copy of the proxy materials, to multiple stockholders sharing an address. Stockholders who participate in householding will continue to access and receive separate proxy cards. If one Notice or set of other proxy materials is delivered to two or more stockholders who share an address, we undertake to deliver promptly upon written or oral request a separate copy of such materials to a stockholder at a shared address. Please contact our agent using the information provided on the Notice or us at our offices at the address above if you wish to receive a separate copy of any proxy materials, or if one household that is currently receiving multiple copies wishes to receive only a single copy.

PROPOSAL 1
ELECTION OF DIRECTORS
Our business operates under the direction of our Board, which currently consists of nine directors. Our certificate of incorporation divides our Board into three classes, Classes I, II, and III, with terms expiring in 2021, 2019, and 2020, respectively. Our Board has nominated, and stockholders are being asked to elect our Class II directors, Douglas J. Babb, William R. Floyd, and Dean C. Kehler, each for a three-year term expiring at the 2022 annual meeting of stockholders. If elected, the nominees will each hold office until a successor is duly elected and qualified or until earlier death, resignation, or removal.
Douglas J. Babb is a nominee standing for his first election by stockholders and was recommended by a non-management director.
We did not pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for the role of director.
You may vote “FOR,” or “WITHHOLD” authority to vote for, each nominee. Directors are elected by plurality, without regard for votes withheld and broker non-votes.
The Board recommends that you vote “FOR” the election of each nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Biographies
The following is biographical information about our Board of Directors ("Board"), including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The age of each director is as of April 24, 2019.

Name	Age	Position
Michael G. Maselli	59	Chairman and Director
Bernard Acoca	50	Director, Chief Executive Officer, and President
Douglas J. Babb	67	Director
Samuel N. Borgese	70	Director
Mark Buller	54	Director
William R. Floyd	74	Director
Dean C. Kehler	62	Director
Carol (“Lili”) Lynton	57	Director
John M. Roth	60	Director

Michael G. Maselli has been Chairman of our Board since 2011. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. ("Trimaran") and is also currently the Vice President of Acquisitions of GX Acquisition Corp. Before joining Trimaran in February 2003, Mr. Maselli worked in the Corporate and Leverage Finance Groups of Canadian Imperial Bank of Commerce ("CIBC") World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a Managing Director in Bear Stearns’ corporate finance group and, prior to that, as a Vice President at Kidder Peabody & Co. Incorporated. Mr. Maselli served on the board of ChanceLight, Inc. (f/k/a Educational Services of America, Inc.) until 2018. From 2013 to 2015, he served on the board of directors of Norcraft Companies, Inc., and also served on the board of managers of its predecessor company beginning in 2003. Additionally, Mr. Maselli served on the board of directors of Standard Steel, LLC, and was director as well as Chairman of the Board of CB Holding Corp. Mr. Maselli received an MBA with distinction from The A.B. Freeman School at Tulane University and a bachelor’s degree in economics from the University of Colorado. With his extensive background in banking, finance, and private equity, his supervisory and investment experience in a variety of industries, and his knowledge of us and our affiliates, Mr. Maselli is well-qualified to serve as our Chairman.
Bernard Acoca has been a director and our Chief Executive Officer and President since March 2018. Before joining the Company, Mr. Acoca spent seven years at Starbucks Corporation (“Starbucks”) in various capacities as a member of its executive team, most recently as President of Teavana, Starbucks’ tea division from 2015 to 2018. Prior to that, he served as Vice President, Marketing and Promotions, Americas from 2010 to 2012 and as Senior Vice President, Marketing and Category, Americas from 2012 to 2014. From 2014 to 2015, Mr. Acoca served as Chief Marketing Officer for the Americas of L’Oréal S.A. Prior to Starbucks, Mr. Acoca was employed by YUM! Brands, Inc., where he held various marketing positions from 2002 to 2010. Mr. Acoca holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia. Mr. Acoca brings us extensive experience in leadership, marketing and operations, as well as a proven track record of driving outstanding results at large restaurant brands.
Douglas J. Babb has been a director since 2018. From 2007 to 2014, he was Chief Executive Officer of Cooper Clinic, P.A. ("Cooper"), one of the largest multi-specialty, physician-owned clinics in the Arkansas region. Since his retirement as Chief Executive Officer, he has served as an adviser to the board of Cooper. Additionally, from 2010 to 2014, he served as an Adjunct Instructor for the College of Business at the University of Arkansas - Fort Smith. From 2015 to 2017, he served as Managing Director for Babb Strategic Services, L.L.P. ("Babb Strategic"), a consulting and strategic planning services company that he formed in 2006. Prior to forming Babb Strategic, he served as Executive Vice President - Chief Administrative and Legal Officer, and Secretary of Beverly Enterprises, Inc., a leading provider of healthcare services to the elderly in the United States, from 2000 to 2006. Prior to that he served in various roles at Burlington Northern, Inc., a diversified transportation company and Burlington Northern Santa Fe Corporation, from 1978 to 1999 and as Staff Counsel for the South Carolina Attorney General’s Office from 1977 to 1978. Mr. Babb holds a bachelor's degree from Minnesota State University and a J.D. from University of South Carolina. Mr. Babb is well-qualified to serve on our Board on account of his extensive experience, in particular the successful turnaround of Beverly Enterprises.
Samuel N. Borgese has been a director since 2011, and served as Chairman of our Board in 2011, while he also served as our Executive Chairman. Since 2017, Mr. Borgese has been President, Chief Executive Officer, and Director of Shari's Management Corporation and Shari's Restaurant Group, a multi-location family dining company. From 2011 to 2017, Mr. Borgese was Managing Partner of Aceneca, LLC, a restaurant investment and restaurant brand operating holding company. From October 2014 to August 2016, he was President and Chief Executive Officer, and a member of the board of directors, of LRI Holdings, Inc., and its affiliates Logan's Roadhouse, Inc., and Roadhouse Holding Inc., collectively known as Logan's Roadhouse, a casual dining steakhouse chain. In August 2016, the Logan's Roadhouse entities and various of their affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Borgese left Logan's Roadhouse in August 2016, following the declaration of bankruptcy. From 2011 to 2014, he was Chief Executive Officer of Max Brenner International, a chocolatier. From 2008 to 2011, he was first Interim President and Chief Executive Officer and then permanent President and Chief Executive Officer of CB Holding Corp., the parent of Charlie Brown's Steakhouse and other chains, which was owned by Trimaran, one of our principal investors. From 2003 to 2008, he was employed by Catalina Restaurant Group, first as Chief Development Officer and later as President and Chief Executive Officer. Before that, Mr. Borgese was Chief Executive Officer of an enterprise software company that supported 300 restaurant, retail, and hospitality businesses in the lifecycle management of their real estate assets. Mr. Borgese holds a Certificate of Director Education from the National Association of Corporate Directors. With more than 30 years of senior executive and other leadership positions with public and private companies in the restaurant, retail, and hospitality sectors, Mr. Borgese is well-qualified to serve on our Board.
Mark Buller has been a director since 2015. He was appointed Executive Chairman of Superior Cabinets in July 2018 and from 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets, Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry, and spent 18 years as a chief executive officer or division president. Mr. Buller is well-qualified to serve on our Board due to his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.
William R. Floyd has been a director since 2016. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which, through its subsidiaries, owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating

Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Since 2012, Mr. Floyd has been a director of Korn/Ferry International, a major executive recruiting firm and talent consultancy. In addition, Mr. Floyd currently serves as a business development corporation board member of Muzinich Capital LLC and a broker–dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit (since 2016). Since October 2017, Mr. Floyd has served as Chairman of Busaba Restaurants, a U.K. based Thai restaurant concept for which Muzinich is the principal debt holder. Mr. Floyd holds a bachelor's degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where, since 2006, he has served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing. Because of his 30-plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well-qualified to serve on our Board.
Dean C. Kehler has been a director since 2005. In 1998, he co-founded Trimaran, one of our principal investors, where he is a Managing Partner, and serves as a Manager of Trimaran Fund II. Mr. Kehler is also currently the Co-Chairman and Chief Executive Officer of GX Acquisition Corp. From 1995 to 2000, Mr. Kehler held senior positions at CIBC, including Vice Chairman of CIBC World Markets Corp. Mr. Kehler currently serves on the Boards of Directors of Portman Ridge Finance Corporation (formerly KCAP Financial, Inc.), and Security First Corp., of which he is Vice Chairman. He also serves as a Member of the Board of Overseers of the University of Pennsylvania School of Nursing, and formerly served as its Chairman. Within the last five years, he has served a director of Ashley Stewart Holdings, Inc., Inviva Inc., and Graphene Frontiers, LLC. He holds a bachelor's degree from the Wharton School of the University of Pennsylvania. Because of his strong background in banking and finance, his many years of experience overseeing this and other corporations, and his knowledge of management and strategy, Mr. Kehler is well-qualified to serve on our Board.
Carol (“Lili”) Lynton has been a director since 2016. Since 1992, Ms. Lynton has been an operating partner for The Dinex Group, which operates Daniel Boulud branded restaurants, and which she co-founded. Additionally, since 2012, Ms. Lynton has been a director and executive officer for PR NYC, LLC, a restaurant owner and operator based in New York City. Furthermore, since 1987, Ms. Lynton has served as the chief investment officer of HD American Trust, a family investment office. In 1990, Ms. Lynton co-founded Telebank, an internet banking pioneer sold to E*Trade in 1999. From 1987 to 1990, Ms. Lynton was an investment analyst at Sanford C. Bernstein. From 1983 to 1985, Ms. Lynton was an M&A analyst at Lehman Brothers. Ms. Lynton is an advisory board member for The Hamilton Project; a member of the boards of trustees for East Harlem Scholars Academy, East Harlem Scholars Academy II, and East Harlem Tutorial Program; a board member for The Bail Project; and a board member for the New York City Hospitality Alliance. From 2009 to 2011, Ms. Lynton was a senior vice president with the New York City Investment Fund. Ms. Lynton holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Ms. Lynton is well-qualified to serve on our Board on account of her extensive experience as a restaurant industry executive and investor.
John M. Roth has been a director since 2007. He has been with Freeman Spogli, one of our principal investors, since 1988, and has been a General Partner there since 1993, where he now serves as Chief Executive Officer. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth has served on the board of directors of Floor & Decor Holdings, Inc., since 2010. From 2005 to 2017, he served on the board of directors of hhgregg, Inc. Mr. Roth received an MBA and a bachelor’s degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets, and capitalization strategies, Mr. Roth is well-qualified to serve on our Board.
As stated above, Michael G. Maselli, chairman and director, and Dean C. Kehler and John M. Roth, directors, are a managing director of Trimaran, a managing partner of Trimaran, and a general partner and the CEO of Freeman Spogli, respectively. As described below, our largest stockholder is Trimaran Pollo Partners, L.L.C., and its members include affiliates of Trimaran and Freeman Spogli. Mr. Maselli, Mr. Kehler, and Mr. Roth were selected as directors of the Company pursuant to arrangements among those individuals, the stockholder, and Trimaran and Freeman Spogli, and pursuant to the limited liability company operating agreement of the stockholder, as described below under “LLC Agreement.”

Director Compensation
In 2017 and prior, only independent directors received compensation. Starting in 2018, all non-employee directors received both restricted shares and cash compensation. Any directors who are also our employees do not receive compensation for their service as directors. The following table provides compensation information for fiscal 2018 for each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Michael G. Maselli	60,000	59,996	119,996
Douglas J. Babb	101,250	59,996	161,246
Samuel N. Borgese	70,000	59,996	129,996
Mark Buller	76,250	59,996	136,246
William R. Floyd	115,000	59,996	174,996
Dean C. Kehler	60,000	59,996	119,996
Carol (“Lili”) Lynton	105,000	59,996	164,996
John M. Roth	61,250	59,996	121,246

1.
Represents the grant date fair value of restricted shares granted in 2018, computed in accordance with FASB ASC Topic 718. Please see Note 11 to our consolidated financial statements in our 2018 Annual Report on Form 10-K for assumptions made in the valuation of the equity awards.

2.
As of December 26, 2018, Messrs. Maselli, Babb, Borgese, Buller, Floyd, Kehler, and Roth and Ms. Lynton, had 5,286, 5,286, 8,909, 8,909, 8,977, 5,286, 7,014, and 8,977 unvested restricted shares in the aggregate outstanding, respectively.

Each non-employee director received an annual grant of restricted shares with a grant date value of approximately $60,000 on August 8, 2018. These grants vest ratably based on continued service over three years. As a result, each non-employee director received a grant of 5,286 restricted shares, equivalent to approximately $60,000 per capita divided by the closing price of our stock on August 7, 2018.
In addition, each of our non-employee directors received an annual cash retainer fee of $60,000 in 2018, which is paid quarterly. Also, we provide the following annual fees for non-employee directors for committee service, which are paid quarterly:

•	Audit Committee chairman: $10,000

•	Compensation Committee chairman: $7,500

•	Nominating and Corporate Governance Committee chairman: $5,000

•	All other committee members: $5,000

In addition, on October 3, 2017, the Board appointed a Special Litigation Committee ("SLC") comprised of William R. ("Bill") Floyd and Carol ("Lili") Lynton to investigate and evaluate the allegations and issues raised in derivative litigation brought by a Company stockholder captioned Diep v. Sather, C.A. No. 12760-VCL , pending in the Court of Chancery of the State of Delaware as well as in a demand letter dated September 26, 2017, by purported Company stockholder Fred St. John demanding that the Board institute litigation on behalf of the Company relating to similar issues as those in the litigation. On January 11, 2018, Douglas J. Babb was also appointed to serve on the SLC.
The independent directors who serve on the SLC are compensated $4,000 per month for those months in which the SLC is working in earnest and its members are fully engaged. In 2018, each member of the SLC received $16,000 in compensation for service on that committee.

GOVERNANCE OF THE COMPANY
Board Composition
Our certificate of incorporation provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board.

Our Board is divided into three classes, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.
Douglas J. Babb, William R. Floyd, and Dean C. Kehler are Class II directors serving until the 2019 annual meeting and are standing to be re-elected until the 2022 annual meeting of stockholders. Samuel N. Borgese, Mark Buller, and John M. Roth are Class III directors serving until the 2020 annual meeting of stockholders. Bernard Acoca, Carol (“Lili”) Lynton, and Michael G. Maselli are Class I directors serving until the 2021 annual meeting of stockholders.
We are a party to a stockholders agreement with Trimaran Pollo Partners, L.L.C. (“LLC”), whose members are investment funds managed by affiliates of Trimaran Capital Partners (with its predecessors and affiliates and certain funds managed by it, collectively, “Trimaran”) and Freeman Spogli & Co. (collectively with certain funds managed by it, “Freeman Spogli”), certain members of our management, and other third-party investors. The stockholders agreement provides certain rights to LLC, including registration rights for common stock owned by LLC. The limited liability company operating agreement of LLC also provides rights to Trimaran and Freeman Spogli, including certain registration rights.
Our certificate of incorporation provides that directors may only be removed for cause by a majority of the voting power of our then-outstanding stock voting as a single class at a meeting of stockholders. However, if LLC beneficially owns more than 40% of our common stock, directors may be removed with or without cause, by a majority of the voting power of our outstanding stock voting as a single class. The certificate also provides that if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or due to death, resignation, disqualification, or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains.
Board Leadership Structure
Two individuals serve as our Chairman and our Chief Executive Officer. Our certificate of incorporation and bylaws do not require separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairman in any way that it deems best for the Company at any given point in time. Under the circumstances, we currently believe that this separation is appropriate given that it allows our Chief Executive Officer to focus on operational and day-to-day issues and our Chairman to focus on oversight and long-term strategy. Given our growing business, and the daily operational demands and complexities thereof, we believe that this division of labor helps our Chief Executive Officer’s focus and productivity. In parallel, given the growing complexity of our business and the increased burdens on our Board as we have moved from a private corporation to a listed company and beyond, we believe that this division of labor helps our Chairman and our Board to remain focused on their respective core responsibilities and competencies, and provides a greater role for non-management director participation than would be the case if the Chairman and Chief Executive Officer positions were combined.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to our directors, executive officers, and employees, available at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the code, or any waivers thereto granted to a director or executive officer requiring disclosure under applicable SEC or Nasdaq rules, will be posted on our website.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

•	director independence and qualification requirements;

•	board leadership and executive sessions;

•	limitations on other board and committee service;

•	director responsibilities;

•	director compensation;

•	director orientation and continuing education;

•	board and committee resources, including access to officers and employees;

•	succession planning; and

•	board and committee self-evaluations.
Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the guidelines will be disclosed on our website.
Role in Risk Oversight
The Board oversees a company-wide approach to risk management that is carried out by management. The Board determines the appropriate risk levels for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks.
While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our audit committee oversees management of risks involving accounting and financial reporting. Our compensation committee oversees management of risks related to executive compensation plans and arrangements, and the incentives created by the compensation awards that it administers, as well as having responsibilities regarding succession planning. Our nominating and corporate governance committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.
Director Independence

Under the applicable listing requirements and rules of the Nasdaq Stock Market LLC, or Nasdaq, independent directors must comprise a majority of our Board, subject to certain specified exceptions. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees must be independent within the meaning of applicable Nasdaq rules. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has reviewed the independence of our directors under the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Messrs. Babb, Borgese, Buller, Floyd, Roth and Ms. Lynton are independent within the meaning of the corporate governance standards of Nasdaq. In making this determination, our Board considered its relationship and other related transactions with each of these non-employee directors (as more fully described in "Certain Relationships and Related Transactions" pages 26 to 28 herein) and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Our independent directors held executive sessions five times in 2018 in conjunction with our Board meetings.

Board Committees
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee (established in accordance with section 3(a)(58)(A) of the Exchange Act), a Compensation Committee, and a Nominating and Corporate Governance Committee. All audit, compensation, and nominating and corporate governance committee members are independent. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our Audit Committee is currently comprised of William R. Floyd (chairman), Samuel N. Borgese, and Mark Buller. The committee met six times in 2018. The functions of the committee, among other things, include:

•	reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;

•	reviewing our financial risk and control procedures, our compliance programs, and significant tax, legal, and regulatory matters;

•	appointing and determining the compensation for our independent auditors;

•	establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters; and

•	reviewing and overseeing our independent registered public accounting firm.
Our Board has determined that Mr. Floyd qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, including due to his past experience as a chief executive officer, a role that includes supervising chief financial officers, and his experience as a member of the audit committee of Korn/Ferry International.
Additionally, our Board has determined that each of Messrs. Floyd, Borgese, and Buller are independent as independence for audit committee members is defined under Nasdaq listing standards, and under Rule 10A-3 of the Exchange Act.
Compensation Committee
Our Compensation Committee is currently comprised of Mark Buller (chairman), Douglas J. Babb, and Carol (“Lili”) Lynton. The committee met four times in 2018. The functions of the committee, among other things, include:

•
reviewing and approving corporate goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;

•	reviewing and approving executive officer and director compensation;

•	reviewing and approving overall compensation programs; and

•	administering our incentive compensation and equity-based plans.
In order to comply with certain SEC and tax law requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. The Board has determined that Messrs. Buller and Babb, and Ms. Lynton each qualifies as “non-employee directors” and “outside directors.”
Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee, and approved by the Board. These guidelines state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration.  Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate, and may delegate to such subcommittees such power and authority as the committee deems appropriate; provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.
In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act; provided, however, that no such subcommittee shall consist of fewer than two members.
In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.
Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities, and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the Nasdaq, and any other factors that the committee deems relevant.
In each of 2016, 2017, and 2018, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Vice President, Legal, worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairman and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings. The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2018, the committee again requested the compensation consultant to assist in developing the 2018 equity incentive plan and assistance with the respective registration statement.  In addition, the compensation consultant assisted the committee in connection with the committee’s structuring of the compensation package for the incoming President and Chief Executive Officer, Bernard Acoca, and grant valuation assistance for Mr. Acoca's inducement grants.
In the future, the committee may engage the compensation consultant, or a different compensation consultant, to review our senior management and independent director compensation programs.
After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2018. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2019, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is currently comprised of Samuel N. Borgese (chairman), William R. Floyd, and John M. Roth. Mark Buller served on the committee for the first part of fiscal 2018, until he was replaced by Mr. Roth. The committee did not meet but acted via unanimous written consent once in 2018. The duties, responsibilities, and processes of the committee for identifying and evaluating nominees for director, among other things, include:

•	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;

•	reviewing the backgrounds and qualifications of individuals being considered as director candidates;

•	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;

•
reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;

•	recommending director nominees and Board members for committee membership;

•	reviewing our corporate governance guidelines; and

•	overseeing the evaluation of the Board and its committees.
As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider:

•	Experience,

•	Skills,

•	Expertise,

•	Diversity,

•	Personal and professional integrity,

•	Character,

•	Business judgment,

•	Time availability in light of other commitments,

•	Dedication,

•	Conflicts of interest, and

•	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.
As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.
Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

•	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,

•	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,

•	A candidate’s time availability in light of other commitments,

•	Potential conflicts of interest,

•	Material relationships with the Company,

•	Independence from the Company and its management, and

•	A diversity of backgrounds and experiences.
As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company. The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.
Board Meetings
The Board held seven meetings in 2018. Each incumbent director attended at least 75% of the aggregate of the total number of board meetings and the total number of committee meetings while that director served on the board and on those committees.
This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.
Annual Meeting Attendance
Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairman. In 2018, all nine directors then on the Board attended our annual meeting.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF BDO USA, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
The audit committee of our Board has appointed BDO USA, LLP, as our independent registered public accounting firm for 2019. They have served in this capacity since 2011.
We ask that you ratify this appointment. SEC and Nasdaq rules require our audit committee to engage, retain, and supervise our auditor. However, we think that auditor selection is important to stockholders, and, as a matter of good corporate governance, we seek stockholder input.
We expect that auditor representatives will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
Pursuant to our audit committee’s charter, our audit committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The audit committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent auditors. The committee is also responsible for establishing and maintaining guidelines for the retention of our independent auditors for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. The committee is further responsible for pre-approving any audit or non-audit services provided to us by our independent auditors, all as required by applicable laws and listing standards.
The audit committee has pre-approved all audit and permitted non-audit services provided by BDO USA, LLP.
The following sets forth fees billed by BDO USA, LLP, for the audit of our annual financial statements and other services rendered:

($)	Fiscal 2018	Fiscal 2017
Audit Fees (1)	455,284	425,834
Audit-Related Fees (2)	14,142	13,208
Total	469,426	439,042

(1)
Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.

(2)	Audit-related fees consist of the audit of our 401(k) plan.
You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019. This proposal shall be approved if it receives the affirmative vote of a majority of the total number of votes of our capital stock represented at the meeting and entitled to vote thereon.
The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2019.

Audit Committee Report
The audit committee has reviewed and discussed our fiscal 2018 audited financial statements with management.
The audit committee has discussed with our independent auditors the matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2018 for filing with the SEC.
Respectfully submitted,
William R. Floyd
Samuel N. Borgese
Mark Buller

EXECUTIVE OFFICERS AND COMPENSATION
Executive Officers
In addition to Bernard Acoca, our Chief Executive Officer and President, whose biography is included under the heading “Director Biographies,” our executive officers as of April 1, 2019, are as follows:

Name	Age	Position
Laurance Roberts	59	Chief Financial Officer
Miguel Lozano	55	Chief Operating Officer
Hector A. Muñoz	50	Chief Marketing Officer

Miguel Lozano was appointed as our Chief Operating Officer on April 1, 2019. Before joining the Company, Mr. Lozano, spent twenty-three years at Starbucks in various capacities, most recently as Regional Vice President of Operations for Los Angeles, Central, and Coastal California since 2011. Prior to that he served as Director of Operations, from 1996 to 2011, leading stores in the Orange County, California area, as well as Director of Business Systems Transformation from 2005 to 2009. Mr. Lozano also held positions with Carlton Restaurants Worldwide and began his career as a Restaurant General Manager and Area Leader with the Company.

Hector Muñoz has been our Chief Marketing Officer since December 2018. Before joining the Company, Mr. Muñoz spent two years as Executive Vice President and Global Chief Marketing Officer at Church’s Chicken, an Atlanta-based quick service restaurant concept. From 2011 to 2017, Mr. Muñoz was the Chief Marketing Officer of Popeyes Louisiana Kitchen, Inc. and from 1999 to 2011, he held various marketing positions with Burger King Corporation including Vice President of Global Brand Image and New Concept Strategy. Mr. Muñoz holds a Masters of Business Administration from the University of Miami School of Business and a Bachelor of Science degree in International Marketing from California State Polytechnic University at Pomona.

Laurance Roberts has been our Chief Financial Officer and Treasurer since July 2013. From 2008 to 2012, he was Chief Operating Officer of KFC, a major fried chicken restaurant chain and a division of Yum! Brands. In 2008, he was also General Manager of KFC Restaurant Operating Company. Before that, he spent three years as Chief Financial Officer of KFC, and three years as Chief Financial Officer of Yum! Brands’ Pizza Hut joint venture in the United Kingdom. Mr. Roberts holds an MBA from the University of Michigan and a bachelor’s degree in economics from Bucknell University.
Elements of Compensation
Our named executive officers were provided with the following primary elements of compensation in fiscal year 2018:
Base Salary
Each named executive officer received a fixed base salary in an amount determined in accordance with the executive’s employment agreement and based on a number of factors, including:

•	The nature, responsibilities, and duties of the officer’s position;

•	The officer’s expertise, demonstrated leadership ability, and prior performance;

•	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

•	The competitiveness of the market for the officer’s services.
2018 Non-Equity Incentive Plan Compensation Arrangements
Each named executive officer was eligible to earn an annual cash incentive in 2018 with the exception of Mr. Sather. Our practice with respect to annual incentive compensation has historically been to provide an opportunity to earn bonus awards based on the achievement of company performance measures, specifically EBITDA adjusted for certain discrete items (“Adjusted EBITDA”).
For a calculation of and additional information regarding Adjusted EBITDA, please see pages 47 to 50 of our Annual Report on Form 10-K for the fiscal year ended December 26, 2018.

Our El Pollo Loco Support Center Incentive Plan is adopted on an annual basis and subject to approval by our Board. It provides the opportunity for our NEOs to earn a bonus based on the Company's achievement of Adjusted EBITDA targets. The Adjusted EBITDA targets are set each year based on achievement of strategic goals and financial results. The cash incentive plan for 2018 (which was paid in 2019) also provided for plan-based bonuses to be paid if Adjusted EBITDA achievement was equal to or more than 90% of the Adjusted EBITDA target as well as a bonus multiplier begins applying for performance above 102% of Adjusted EBITDA and caps at 200% of the target bonus amount. Based on our performance, which included add back of franchise and wage/hour related litigation expenses as well as severance expenses, bonuses for 2018 were paid out at 71.4% of target.
Equity Grants
Each Named Executive Officer received equity awards in 2018 with the exception of Mr. Sather.
Option Awards
Our option awards generally vest in four equal annual installments commencing on the one-year anniversary of grant, subject to continued service with us on each applicable vesting date. All options held by our NEOs will expire no later than the 10th anniversary after grant. Generally, upon an employee’s termination of employment with us, the employee will have 90 days following the date of such termination to exercise any portion of the options. If the employee’s termination is due to his/her total and permanent disability or death, the employee or his/her estate, as applicable, may exercise any portion of the options for six months. In no event will an employee be entitled to exercise the option after its original expiration date. All options will be forfeited if an employee’s employment is terminated for cause.
In the past, we also granted options with strike prices in excess of the fair market value of our stock on the date of grant. These premium options were intended as a further stretch incentive to encourage growth that meets or exceeds the premium level.
The Company and Mr. Acoca entered into a Non-Qualified Stock Option Award Agreement on May 9, 2018 for approximately $750,000 worth of time-vesting options in connection with his appointment as our President and Chief Executive Officer. Pursuant to the award agreement, Mr. Acoca was granted stock option rights to purchase 120,752 shares of Common Stock at a strike price of $10.40 per share, which vest in four equal annual installments commencing on the one-year anniversary of the grant date. Upon a change in control of the Company, all such options that are unvested will vest. In the event of a termination of Mr. Acoca's employment with the Company by reason of his death or disability, Mr. Acoca will have six months to exercise any vested options. In the event of Mr. Acoca's termination for any reason other than for cause (as defined in Mr. Acoca's employment agreement), Mr. Acoca will have ninety days to exercise any vested options.
Restricted Share Awards
We granted restricted shares to our named executive officers. All restricted shares generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period until the restricted shares vest, the grantees have all the rights of a stockholder with respect to the restricted shares save only the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any).
Restricted Share Unit Awards
Mr. Acoca entered into a Restricted Share Unit Award Agreement for 96,156 shares of time-vesting restricted share units worth approximately $1,000,000 in connection with his appointment as our President and Chief Executive Officer. The awards vest in four equal annual installments commencing on the one-year anniversary of the date of grant. Additionally, he received 72,116 performance-vesting restricted share units, worth approximately $750,000, whereby one-half (36,058 shares) of the grant vests when the price of our stock closes at no less than $15 per share for a period of twenty consecutive trading days and the other one-half of the performance share units vest when the price of our stock reaches a closing price of no less than $20 per share for a period of twenty consecutive trading days or upon the occurrence of a change in control of the Company, provided however, if any of the aforementioned performance thresholds are met, the performance share units may not vest until at least one year has passed from the date of grant.
Other Benefits
In 2018, our NEOs were provided with certain limited fringe benefits that we believe are commonly provided to similarly situated executives in the market in which we compete for talent and therefore are important to our ability to attract and retain top-level executive management. These benefits include a monthly automobile allowance and a gas card allowance. The amounts paid to NEOs in 2018 in respect of these benefits are listed in the Summary Compensation Table under “All Other Compensation.”
All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life, and disability insurance, and a 401(k) plan. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. Our 401(k) plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 100% of the first 3% of compensation that was electively contributed and 50% of the next 2% of compensation that was electively contributed by the employee. The 401(k) plan matching contributions provided to our named executive officers in 2018 are listed in the Summary Compensation Table under “All Other Compensation.”
Compensation Committee Interlocks and Insider Participation
During the last completed fiscal year, compensation committee members included Douglas J. Babb, Samuel N. Borgese, Mark Buller, and Carol (“Lili”) Lynton. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.
Summary of Compensation
We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which generally require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than our principal executive officer. The table below sets forth compensation for each individual who served as our principal executive officer during 2018 and our next two most highly compensated executive officers who were serving as of December 26, 2018 (our “named executive officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total ($)
Bernard Acoca (1)	2018	437,869	250,000	1,398,824	431,831	319,109	115,182	2,952,815
President & Chief Executive Officer
Laurance Roberts	2018	360,378	—	250,018	155,305	200,813	25,902	992,416
Chief Financial Officer	2017	351,588	—	250,040	129,283	130,063	25,377	886,351
Gustavo Siade (2)	2018	280,024	—	75,000	46,603	100,629	29,398	531,654
SVP, Operations
Stephen J. Sather (3)	2018	198,347	—	—	841,337	—	12,823	1,052,507
Former President & Chief Executive Officer	2017	500,680	—	—	—	184,000	27,184	711,864

(1)	Mr. Acoca was appointed as the Company’s President and Chief Executive Officer on March 12, 2018.

(2)	Gustavo Siade left the Company on February 1, 2019.

(3)
Mr. Sather retired from his positions as Chief Executive Officer and President of the Company and as a member of the Board, in each case effective as of March 12, 2018, and as an employee on March 31, 2018.

(4)	In connection with his appointment as our President and Chief Executive Officer, Mr. Acoca received a cash sign-on bonus of $250,000 pursuant to his employment agreement dated February 15, 2018.

(5)
Amounts shown in this column represent the aggregate grant date fair value of restricted share awards and restricted share unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our 2018 Annual Report on Form 10-

K. For Mr. Acoca, the amounts shown in this column include 72,116 performance share units which vest over a minimum of one year and a maximum of five years, subject to service-based and market-based vesting conditions. A portion of these performance share units satisfied their market-based vesting conditions during the fourth quarter of fiscal 2018 and will vest upon the satisfaction of their service condition in the second quarter of fiscal 2019.

(6)
Amounts shown in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our 2018 Annual Report on Form 10-K. With respect to Mr. Sather, the amounts in this column represent options accelerated upon his retirement, the terms of which are described below in section entitled “Employment Agreements”.

(7)
Amounts shown in this column represent performance-based compensation earned by our NEOs pursuant to achievement of performance criteria set by the Board. The material terms of the non-equity incentive plan compensation paid to our named executive officers with respect to the 2018 fiscal year are described below in the section entitled “Elements of Compensation—2018 Non-Equity Incentive Plan Compensation Arrangements”.

(8)	For Messrs. Acoca, Roberts, Siade, and Sather “All Other Compensation” includes the following perquisites and benefits with respect to fiscal 2018:

•	Relocation Stipend: Mr. Acoca's employment agreement dated February 15, 2018 provided for a relocation payment of $100,000.

•	Gas Card Benefits: Messrs. Acoca, Roberts, Siade, and Sather had amounts of $700, $2,230, $3,113, and $1,521, respectively.

•	401(k) Plan Matching Contribution: Messrs. Acoca, Roberts, Siade, and Sather had amounts of $5,196, $8,276, $9,413, and $7,934, respectively.

•	Auto Allowance: Messrs. Acoca, Roberts, Siade and Sather had amounts of $5,621, $7,200 $7,200, and $1,994, respectively.

•	Other Benefits (including health and welfare benefits): Messrs. Acoca, Roberts, Siade, and Sather had amounts of $3,664, $8,196, $9,672, and $1,374, respectively.
Employment Agreements
Bernard Acoca
In connection with his appointment as the Company’s President and Chief Executive Officer, we entered into an employment agreement with Bernard Acoca. Mr. Acoca receives an initial annual base salary of $550,000, a target annual bonus equal to 100% of base salary and, starting in 2019, an annual discretionary equity grant, as determined by the Board. Mr. Acoca's employment agreement entitles him to a one-time sign-on grant of approximately $750,000 worth of time-vesting options, approximately $1,000,000 worth of time-vesting restricted share units or restricted shares and approximately $750,000 worth of performance-vesting restricted share units or restricted shares, each of which is described in more detail below in "Elements of Compensation - Equity Grants." Mr. Acoca also received a one-time lump sum payment equal to $250,000, subject to certain repayment provisions in the event of a termination of employment "for cause" or without "good reason" (as such terms are defined in Mr. Acoca's employment agreement). Mr. Acoca also received a $100,000 lump sum payment to assist with relocation expenses. The employment agreement provides that in the event that Mr. Acoca’s employment is terminated due to death or disability he will be entitled to a prorated annual bonus for the year of termination based on actual performance. The employment agreement also provides that in the event that Mr. Acoca’s employment is terminated without "cause" or for "good reason" (as such terms are defined in Mr. Acoca's employment agreement), then he will be entitled to a prorated annual bonus for the year of termination based on actual performance and continuation of payment of base salary for eighteen months, subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants. In the event that Mr. Acoca’s employment is terminated without cause or for good reason within two years following a change in control, except for certain performance vesting awards, Mr. Acoca will be entitled to accelerated vesting of his outstanding equity awards with performance vesting conditions deemed achieved at target, subject to the execution of a general release and compliance with applicable restrictive covenants. The employment agreement contains a perpetual confidentiality covenant, a one-year post-termination non-interference covenant applicable to our relationships with suppliers, customers and partners and a one-year post-termination non-solicitation covenant applicable to our employees.

Laurance Roberts
We entered into an employment agreement in 2013 with Mr. Roberts. The employment agreement provides that during his term of active employment, Mr. Roberts will receive a salary equal to $300,000, which may be adjusted in our sole discretion, will be eligible to earn annual bonus awards with a target of 75% of his then current base salary, and will be entitled to certain other benefits and perquisites as more fully described below in the “Elements of Compensation-Other Benefits” section.
Mr. Roberts’ employment with us is “at will” and may be terminated at any time by either party, provided that Mr. Roberts is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Roberts’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Roberts’ employment agreement), and provided that he signs a general release of claims, Mr. Roberts will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Roberts without good reason, Mr. Roberts will be entitled to a pro-rata bonus for the year of termination based on our actual performance. Finally, in case of any termination of employment, Mr. Roberts will be entitled to certain accrued obligations (including base salary through the date of termination, reimbursement of business expenses, and any earned but unpaid annual bonus for the previously completed year). Mr. Roberts’ employment agreement contains 12-month post-termination covenants relating to non-interference and non-solicitation of employees.
Gustavo Siade
Mr. Siade did not enter into an employment agreement with us. In connection with his departure from the Company, Mr. Siade entered into a Confidential Separation Agreement and Release on February 1, 2019. Pursuant to the terms of the separation agreement, Mr. Siade became eligible to receive a total amount of $281,876, less applicable taxes and withholdings, paid out in two (2) equal sums, the first of which was paid upon execution of the separation agreement and the second to be paid on or before August 30, 2019 subject to certain conditions. Mr. Siade was also eligible to receive the bonus he earned under the Company's 2018 Incentive Plan. Mr. Siade's separation agreement provides that he will comply with all the restrictive covenants in the separation agreement, which includes perpetual confidentiality and non-disparagement obligations, and that he will provide the Company with ongoing cooperation in certain matters.
Steven J. Sather
We entered into an employment agreement in 2006 with Mr. Sather, which was amended and restated in 2011. Mr. Sather’s employment agreement was substantially similar to Mr. Roberts’ employment agreement. In connection with his resignation from his positions as Chief Executive Officer and President of the Company and as a member of the Board, in each case effective as of March 12, 2018, Mr. Sather’s employment agreement terminated effective February 28, 2018 and replaced by a retirement agreement pursuant to which Mr. Sather agreed to remain as our employee in the capacity as Special Advisor through March 31, 2018 in order to assist us with the transition to Mr. Acoca.
Pursuant to the terms of his retirement agreement, Mr. Sather continued to receive his standard compensation and benefits through March 31, 2018. In consideration for his long service, his agreement to provide transition services and his execution of a general release of claims, our Board accelerated the vesting of Mr. Sather’s options that would have otherwise vested in May 2018 (options with respect to 33,545 shares) and extended his ability to exercise of all of his vested and outstanding options until the expiration of the original term of such options. Mr. Sather’s retirement agreement provides that he will continue to abide by all of his restrictive covenants and that Mr. Sather will provide us with ongoing cooperation in certain matters for which he has knowledge prior to his termination.

Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth outstanding equity option awards as of December 26, 2018:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)						Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other rights that have not Vested ($)(4)
Name			Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Bernard Acoca	—	120,752	—	10.40	May 9, 2028
						96,156	1,451,956	72,116	1,088,952
Laurance Roberts	75,983	—	—	4.09	July 15, 2023
	196,967	—	—	5.84	July 15, 2023
	7,371	22,113	—	13.95	May 10, 2027
	—	39,684	—	11.35	August 8, 2028
						38,060	574,706
Gustavo Siade	34,301	—	—	15.00	July 21, 2024
	20,580	—	—	15.00	July 24, 2024
	6,709	6,709	—	11.94	May 11, 2026
	3,317	9,951	—	13.95	May 10, 2027
	—	11,908	—	11.35	August 8, 2028
						12,659	191,151
Steven J. Sather	1,085,499	—	—	5.84	April 16, 2022
	67,091	—	—	11.94	May 11, 2026

(1)	On November 15, 2016, our Board modified the remaining performance-based stock options granted in 2013 and 2014 to vest based solely over time.

(2)
All options vest 25% per year starting with the first anniversary of grant. As a result, Mr. Roberts’ unexercisable options granted at an exercise price of $11.35 will vest ratably on August 8, 2019, 2020, 2021, and 2022. Mr. Acoca's unexercisable options granted at an exercise price of $10.40 will vest ratably on May 9, 2019, 2020, 2021, and 2022. As part of his retirement agreement, 33,545 of Mr. Sather's unexercisable options, which were set to vest on May 11, 2018, were accelerated and vested on March 31, 2018. Messrs. Siade's and Sather's remaining unvested options were forfeited.

(3)
All restricted shares and restricted share units vest 25% per year starting with the first anniversary of grant, as more fully described above in the sections entitled "Equity Grants - Restricted Share Awards" and "Equity Grants - Restricted Share Unit Awards." Mr. Siade's unvested restricted shares were forfeited upon his departure.

(4)
Amounts shown in this column include 36,058 performance share units held by Mr. Acoca, which vest over a minimum of one year and a maximum of five years subject to service-based and market-based vesting conditions, as more fully described above in the sections entitled “Equity Grants - Restricted Share Unit Awards.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The table below sets forth the beneficial ownership information for our common stock as of the record date for: (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock.
Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted share units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name	Shares	Vested but Unexercised	Acquirable Within 60 Days	Total	Percent of Class
Named Executive Officers and Directors:
Bernard Acoca	—	—	66,246	66,246	*
Laurance Roberts(1)	45,130	280,321	7,371	332,822	*
Michael G. Maselli(1)	5,286	—	—	5,286	*
Dean C. Kehler(2)	16,746,544	—	—	16,746,544	43.4%
John M. Roth(1)	7,878	—	—	7,878	*
Samuel N. Borgese(1)	18,539	—	—	18,539	*
Mark Buller(1)	15,206	—	—	15,206	*
William R. Floyd(1)	12,774	—	—	12,774	*
Carol (“Lili”) Lynton(1)	12,774	—	—	12,774	*
Hector A. Munoz	—	—	—	—	*
Douglas J. Babb(1)	5,286	—	—	5,286	*
All directors and executive officers as a group (11 people)	16,869,417	280,321	73,617	17,223,355	44.2%
5% Stockholders:
Trimaran Pollo Partners, L.L.C.(2)	16,746,544	—	—	16,746,544	43.4%
BlackRock, Inc.(3)	3,372,038	—	—	3,372,038	8.7%
The Vanguard Group(4)	2,224,434	—	—	2,224,434	5.8%
Dimensional Fund Advisors LP(5)	2,036,011			2,036,011	5.3%

*	Less than one percent.

(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.

(2)
Based solely on a Schedule 13G/A filed on February 12, 2016, by (i) Trimaran Pollo Partners, L.L.C., (ii) Trimaran Capital, L.L.C., (iii) Jay R. Bloom, and (iv) Dean C. Kehler. Trimaran Pollo Partners, L.L.C., is the stockholder of record. Trimaran Capital, L.L.C., is its managing member. Mr. Bloom and Mr. Kehler are the managing members of Trimaran Capital, L.L.C. All have an address of 1325 Avenue of the Americas, 25th Floor, New York, New York 10019.

(3)
Based solely on a Schedule 13G/A filed on February 4, 2019, by BlackRock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2018. The

Schedule 13G/A indicated that BlackRock, Inc., had sole dispositive power for 3,372,038 shares and sole voting power for 3,320,260 shares. BlackRock, Inc., has an address of 55 East 52nd Street, New York, NY 10055.

(4)
Based solely on a Schedule 13G/A filed on February 11, 2019, by The Vanguard Group, as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2018. The Schedule 13G/A indicated that The Vanguard Group had sole dispositive power for 2,203,584 shares, sole voting power for 21,703 shares, shared dispositive power for 20,850 shares, and shares voting power for 2,000 shares. The Vanguard Group has an address of 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based solely on a Schedule 13G filed on February 8, 2019, by Dimensional Fund Advisors LP, as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2018. The Schedule 13G indicated that Dimensional Fund Advisors LP had sole dispositive power for 2,036,011 shares, and sole voting power for 1,956,232 shares. Dimensional Fund Advisors LP has an address of Building One, 6300 Bee Cave Road, Austin, TX 78746.

Equity Compensation Plan Information
The following table sets forth information, as of December 26, 2018, about outstanding awards and shares of common stock available for future awards under our equity compensation plans under which our equity securities are authorized. All awards have been approved by our security holders.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,102,404	$7.68	1,495,767
Equity compensation plans not approved by security holders	—	—	—
Total	2,102,404	$7.68	1,495,767

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors, our executive officers, and beneficial owners of more than 10% of our common stock are required under section 16(a) of the Exchange Act to file reports of ownership of our common stock and changes thereto with the SEC. Based solely on our review of those reports that have been furnished to us pursuant to SEC regulations, and any written representations referred to in 17 C.F.R. section 229.405(b)(1), we believe that in fiscal 2019, and before, all reports required by section 16(a) were filed on a timely basis, except as follows:

•	In June 2018, Mr. Acoca was late in filing one Form 4 which reported three transactions: a restricted share unit grant, a performance share unit grant, and a non-qualified stock option grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Concerning Related Party Transactions
We have adopted a written policy relating to the approval of related party transactions. Our audit committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

•	any of our directors, director nominees, or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal in a similar position or on which such person has a 5% or greater beneficial ownership interest.

Our audit committee will review any financial transaction, arrangement, or relationship that:

•	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•	would cast doubt on the independence of a director;

•	would present the appearance of a conflict of interest between us and the related party; or

•	is otherwise prohibited by law, rule, or regulation.
The audit committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the Board.
Stockholders Agreement
We are a party to a stockholders agreement with LLC and certain third-party investors. The stockholders agreement permits (i) LLC to make an unlimited number of requests that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two requests that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC, two years after the completion of our initial public offering. Pursuant to the stockholders agreement, LLC may also preempt any demand request by Freeman Spogli, in which case participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis. In demand registrations, subject to certain exceptions, the parties to the stockholders agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. The LLC agreement, described below, provides that, to the extent that LLC does not exercise these “piggyback” rights, any member of LLC may require us to include in any registered offering the pro rata portion of securities owned by such member through LLC.
LLC and its members are entitled, under the stockholders agreement, subject to certain exceptions, to exercise demand registration rights to register their shares of our common stock under the Securities Act. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately 16,746,544 shares of common stock were subject to registration rights on the record date.
At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within 10 days of receipt of notice, to be registered. A stockholder may, until seven days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include pursuant to piggyback registration rights. Any sales of registrable securities pursuant to demand rights must be on the same terms and conditions as those applying to us or any selling stockholder.
We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.
LLC Agreement
Affiliates of Trimaran, Freeman Spogli, and certain other third-party investors have entered into a limited liability company operating agreement (the “LLC agreement”) for LLC. The LLC agreement generally restricts the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction include transfers to affiliates. In addition, the third-party investors have “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates have “drag-along” rights to cause Freeman Spogli and the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC have preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests.
The LLC agreement permits a member of LLC who holds more than 15% of LLC’s outstanding membership units, following the later of 270 days after completion of our initial public offering and the time we become eligible to register securities on Form S-3, to cause LLC to exercise its registration rights (as described under “Stockholders Agreement”) with respect to the pro rata portion of securities owned by such member through LLC, subject to certain exceptions. To the extent that LLC does not exercise the “piggyback” rights described under “Stockholders Agreement,” any member of LLC may require us to include in any registered offering the pro rata portion of securities owned by such member through LLC.
Under the terms of the LLC agreement, LLC is solely managed by a Trimaran affiliate. Through the LLC agreement, Trimaran affiliates also have the right to designate at least a majority of the directors on our Board, and other investors (including Freeman Spogli) holding at least 15% of the outstanding interests have the right to designate one director to our Board, provided that Freeman Spogli has the right to designate one director to our Board for so long as it owns 5% or more of LLC. LLC and its managing member shall take all necessary action to cause the election of any persons properly designated as Trimaran directors or non-Trimaran directors under the LLC agreement. The LLC agreement terminates and LLC will be dissolved and its affairs wound up at the earlier of (i) the election of the managing member or (ii) six years following the completion of our initial public offering.
Income Tax Receivable Agreement
We expect to be able to utilize net operating losses and other tax attributes that arose prior to our initial public offering, assuming generation of future income. These net operating loss carryforwards and other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.
We have entered into an income tax receivable agreement (the “TRA”) with our pre-IPO stockholders, including LLC, which provides for payment by us to our pre-IPO stockholders of 85% of the amount of cash savings, if any, in federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of the utilization of our net operating losses and other tax attributes attributable to periods prior to our initial public offering together with interest accrued at a rate of LIBOR plus 200 basis points from the date that the applicable tax return is due (without extension) until paid.
For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA will continue until all relevant tax benefits have been utilized or have expired.
Our counterparties under the TRA will not reimburse us for any benefits that are subsequently disallowed, although any future payments would be adjusted to the extent possible to reflect the result of such disallowance. As a result, in such circumstances, we could make payments under the TRA greater than our actual cash tax savings.
While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future, we expect that during the term of the TRA, the payments that we may make could be material. As of December 26, 2018, we had an accrued payable related to this agreement of approximately $13.9 million.  In 2018, we paid approximately $7.3 million relating to 2017 taxes. Over 99%

of this was to LLC, of which Freeman Spogli would have accrued approximately one-third of the benefit. Certain of our directors who are affiliated with LLC and Freeman Spogli may benefit from such payments.
If we undergo a change of control as defined in the TRA, the TRA will terminate, and we will be required to make a payment equal to the present value of expected future payments under the TRA, which payment would be based on certain assumptions (the “valuation assumptions”), including assumptions related to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset for its fair market value in a taxable transaction for purposes of determining the cash savings in income tax under the TRA. Any such payment resulting from a change of control or asset transfer could be substantial and could exceed our actual cash tax savings. The Board may take action that leads to such payments under the TRA and certain of our directors who are affiliated with LLC, a party to the TRA, could receive such payments.
The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA, or by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the TRA. If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.
Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. Under our revolving credit agreement, our subsidiaries may make dividends and distributions to us, and we are permitted to make payments under the TRA. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 200 basis points per annum until paid.
Franchise Development Option Agreement
On July 11, 2014, EPL and LLC entered into a Franchise Development Option Agreement (the “Franchise Development Option Agreement”) in connection with the development of El Pollo Loco restaurants in the New York–Newark, NY–NJ–CT–PA Combined Statistical Area (the “Territory”). Pursuant to the terms of the Franchise Development Option Agreement, EPL has granted LLC the exclusive option to develop and open 15 restaurants within the Territory over 5 years (the “Initial Option”), and, provided the Initial Option is exercised, the exclusive option to develop and open up to an additional 100 restaurants within the Territory over 10 years (the “Additional Option”). The Franchise Development Option Agreement will terminate (i) ten years from the date of its execution or (ii) if the Initial Option is exercised, five years from the date of the exercise of the Initial Option. LLC may only exercise the Initial Option after EPL has made the determination to begin development of Company-operated restaurants within the Territory or support the development of the Territory, however, certain of our board members are associated with LLC. We have no current intention to begin such development within the Territory.

OTHER MATTERS
The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.
By Order of the Board of Directors,

/s/ Edith R. Austin

Edith R. Austin
Vice President, Legal
Corporate Secretary
Costa Mesa, California
April 24, 2019

EL POLLO LOCO HOLDINGS, INC. 3535 HARBOR BLVD., SUITE 100 COSTA MESA, CA 92626
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/LOCO2019
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E46501-Z72494	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL POLLO LOCO HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Douglas J. Babb
	02)	William R. Floyd
	03)	Dean C. Kehler
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2019.						☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E46502-Z72494

EL POLLO LOCO HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2019 1:00 PM PT

The stockholder(s) hereby appoint(s) Laurance Roberts and Edith R. Austin, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EL POLLO LOCO HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT, on June 4, 2019, at www.virtualshareholdermeeting.com/LOCO2019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR THE AUDITOR RATIFICATION PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side